Contact:	FOR IMMEDIATE RELEASE

Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

Aircastle Announces Second Quarter 2007 Results

Second Quarter 2007 Highlights

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Net income increased to $38.1 million, income from continuing operations increased 30% from the first quarter of 2007 to $27.2 million, including non-cash charges of $30.6 million for depreciation and share-based compensation expense, and total revenues increased 22% from the first quarter of 2007 to $85.1 million.

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Completed $693.1 million in acquisitions for the quarter and $1.15 billion during the first half of 2007. Aircastle had outstanding commitments to acquire an additional $2.4 billion of aviation assets as of June 30, 2007.

-	Declared a second quarter dividend of $0.60 per common share, an increase of 20% over our first quarter 2007 dividend.
-	Successfully closed our second securitization, a $1.17 billion financing of 59 aircraft with an all in cost of approximately 6.20% per annum.
-	Agreed to acquire 15 new Airbus Model A330-200F freighter aircraft from Airbus SAS with scheduled deliveries in 2010 and 2011.

Financial Results

Stamford, CT. August 10, 2007 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported second quarter net income of $38.1 million, including non-cash charges of $30.6 million for depreciation and share-based compensation expense, or $0.57 per diluted common share. Income from continuing operations was $27.2 million, or $0.41 per diluted common share. Income from discontinued operations of $10.9 million, or $0.16 per diluted common share, includes the gain on the disposition in May of an aircraft previously classified as flight equipment held for sale, as well as related lease rents, depreciation, interest expense and other related expenses.

Second quarter revenue of $85.1 million increased 22% versus the first quarter 2007, and 110% over second quarter 2006. Income from continuing operations grew 30% over first quarter 2007 and 477% year over year. The increases in both revenues and income from continuing operations reflect the continued growth in our portfolio of aviation assets compared to the prior periods.

For the six months ended June 30, 2007 net income was $59.6 million, including non-cash charges of $53.4 million for depreciation and share-based compensation expense, or $0.95 of net income per diluted common share. Income from continuing operations for the six months ended June 30, 2007 was $48.0 million, or $0.77 per diluted common share, while income from discontinued operations was $11.6 million, or $0.18 per diluted common share.

For the six months ended June 30, 2007, total revenue was $155.1 million, an increase of 116% versus the first six months of 2006. For the same period, income from continuing operations grew 295% year over year, to $48.0 million.

Investments in Aviation Assets

As of June 30, 2007 Aircastle owned aviation assets having an aggregate purchase price of $2.9 billion, including 100 aircraft, all of which are on lease. In addition, the Company had outstanding commitments to acquire an additional $2.4 billion in aviation assets, which combined with its owned portfolio, would aggregate to $5.3 billion, including 140 aircraft.

During the second quarter, Aircastle acquired 23 aircraft for approximately $693.1 million, bringing the total for the first half of 2007 to 32 aircraft for approximately $1.15 billion. Of the aircraft acquired during the first half of 2007, 24 aircraft representing $780.4 million were part of the $1.595 billion, 38 aircraft portfolio acquisition announced in January 2007. As of June 30, 2007, we expect to acquire 15 additional aircraft for approximately $672.6 million during the balance of 2007. We have $633.2 million of aircraft funding obligations for 2008 and $1.06 billion in funding commitments in 2009 through 2011.

On June 20, 2007, Aircastle entered into an acquisition agreement as a launch customer with Airbus SAS (“Airbus”) to acquire 15 new Airbus Model A330-200F freighter aircraft with deliveries in 2010 and 2011. The A330-200F is a new freighter variant of the A330 passenger aircraft, and we believe that it will be the most modern and operationally efficient aircraft in its size class.

Joe Adams, Deputy Chairman of Aircastle, commented, “We are very pleased with the strong financial performance of our business since last year’s IPO which is reflected in the growth of our dividend by 71%. We have closed approximately $1.7 billion of aircraft acquisitions since August 2006. In June, we financed fifty-nine aircraft in a $1.2 billion securitization at an attractive all-in cost of 6.20%. Through the management of our existing fleet and continued accretive acquisitions, we are well positioned to realize substantial growth in earnings and dividends.”

Aircastle’s CEO, Ron Wainshal, added, “In addition to our considerable investment and capital markets accomplishments, we’re continuing to capitalize on the strength in global demand for high utility leased aircraft through our placement efforts. We have new lease commitments on attractive terms for all of our owned aircraft with 2007 lease expiries, and have made significant progress on our 2008 re-lease requirements.”

Capital Markets Activity

In June 2007, we closed our second securitization (“Securitization No. 2”) involving the issuance of a single tranche of $1.17 billion of Class G-1 Floating Rate Asset Backed Certificates (the “Certificates”). The Certificates will bear interest on a floating rate basis at the rate of one month LIBOR plus 0.26%. The all-in cost over the expected five year life of the Certificates, including interest rate hedges and transaction costs, is approximately 6.20% per annum.

Securitization No. 2 is comprised of 59 aircraft of which 26 aircraft were purchased during 2006, 29 aircraft were acquired during the first half of 2007 and four aircraft are committed to and scheduled to be acquired by us during the third quarter of 2007. As of June 30, 2007, 39 of 59 aircraft had been transferred into Securitization No. 2 and approximately $501 million of the Company’s restricted cash was held pending release upon the transfer of the remaining 20 aircraft. As of August 9, 2007, 53 of the 59 aircraft had been transferred to ACS 2007-1, with approximately $90 million of restricted cash remaining for the transfer of the final six aircraft. We expect to transfer all remaining aircraft into Securitization No. 2 during the third quarter of 2007.

As of August 9, 2007, we had:

•	$214.6 million of outstanding borrowings under our $1.0 billion Amended Credit Facility No. 2;
•	no outstanding borrowings under our $250.0 million Revolving Credit Facility and $13.9 million of letters of credit outstanding; and
•	operating cash of approximately $22.0 million.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Friday, August 10, 2007 at 11:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (877) 704-5379 (from within the U.S.) or (913) 312-1293 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Aircastle Second Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Friday, August 17, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.); please reference passcode “4807520.”

About Aircastle Limited

Aircastle Limited is a global aviation company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of August 9, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $3.1 billion and $2.4 billion, respectively, for a total of approximately $5.5 billion.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire and lease aircraft, pay and grow dividends, realize gains or income from our debt investments, secure financing and increase revenues and earnings. Words such as ‘‘anticipate(s)’’, ‘‘expect(s)’’, ‘‘intend(s)’’, ‘‘plan(s)’’, ‘‘target(s)’’, ‘‘project(s)’’, ‘‘believe(s)’’, ‘‘will’’, ‘‘would’’, ‘‘seek(s)’’, ‘‘estimate(s)’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, our significant customer concentration; our continued ability to obtain additional capital to finance our growth; our continued ability to acquire aircraft at attractive prices; our continued ability to obtain favorable tax treatment in Bermuda and other jurisdictions; our ability to pay or maintain dividends; our ability to lease aircraft at favorable rates and maintain the value of our aircraft; our ability to realize gains or income from our debt investments; general economic conditions and economic conditions in the markets in which we operate; competitive pressures within the industry and/or markets in which we operate; the creditworthiness of our airline customers; interest rate fluctuations; our ability to obtain certain required licenses and approvals; the impact of future terrorist attacks or wars on the airline industry; our concentration of leases in certain geographical regions; and other risks detailed from time to time in Aircastle’s filings with the Securities and Exchange Commission (‘SEC”), including its Annual Report on Form 10-K filed with the SEC on March 22, 2007. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Revenues
Lease rentals	$38,008	$81,926	$67,760	$149,284
Interest income	2,460	2,728	4,101	5,316
Other revenue	—	460	—	519
Total revenues	40,468	85,114	71,861	155,119
Expenses
Depreciation	11,162	27,764	20,238	49,398
Interest (net of interest income of $1,466 and $4,122 for the three months ended and $2,740 and $5,883 for the six months ended June 30, 2006 and 2007, respectively)	12,714	19,345	20,078	36,077
Selling, general and administrative (including non-cash share based payment expense of $5,393 and $2,789 for the three months ended and $6,685 and $4,046 for the six months ended June 30, 2006 and 2007, respectively)	9,973	10,448	15,847	18,944
Other expenses	277	(774)	917	(393)
Total expenses	34,126	56,783	57,080	104,026
Income from continuing operations before income taxes	6,342	28,331	14,781	51,093
Income tax provision	1,634	1,173	2,638	3,078
Income from continuing operations	4,708	27,158	12,143	48,015
Earnings from discontinued operations, net of income taxes	342	10,910	4,087	11,594
Net income	$5,050	$38,068	$16,230	$59,609
Basic earnings per share:
Income from continuing operations	$0.11	$0.41	$0.28	$0.77
Earnings from discontinued operations, net of income taxes	0.01	0.16	0.10	0.18
Net income per share	$0.12	$0.57	$0.38	$0.95
Diluted earnings per share:
Income from continuing operations	$0.10	$0.41	$0.28	$0.77
Earnings from discontinued operations, net of income taxes	0.01	0.16	0.10	0.18
Net income per share	$0.11	$0.57	$0.38	$0.95
Dividends declared per share	$—	$0.60	$—	$1.10

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2006	June 30, 2007
ASSETS		(unaudited)
Cash and cash equivalents	$58,118	$67,714
Accounts receivable	7,696	5,474
Debt investments	121,273	122,728
Restricted cash and cash equivalents	106,069	629,506
Flight equipment held for sale	31,280	—
Flight equipment held for lease, net of accumulated depreciation of $64,111 and $113,156	1,559,364	2,672,453
Aircraft purchase deposits and progress payments	4,650	94,063
Leasehold improvements, furnishings and equipment, net of accumulated depreciation of $694 and $993	1,506	1,466
Fair value of derivative assets	313	36,622
Other assets	28,434	41,206
Total assets	$1,918,703	$3,671,232
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings under credit facilities	$442,660	$339,536
Borrowings from securitizations	549,400	1,708,534
Accounts payable, accrued expenses and other liabilities	31,384	58,238
Aircraft acquisition payable	—	65,171
Dividends payable	22,584	40,467
Lease rentals received in advance	11,068	14,672
Repurchase agreements	83,694	75,163
Security deposits	39,767	57,836
Maintenance payments	82,914	132,284
Fair value of derivative liabilities	18,035	3,021
Total liabilities	1,281,506	2,494,922
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2006 and June 30, 2007	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 51,621,279 shares issued and outstanding at December 31, 2006; and 67,433,451shares issued and outstanding at June 30, 2007	516	674
Additional paid-in capital	630,154	1,127,950
Dividends in excess of earnings	(3,382)	(17,867)
Accumulated other comprehensive income	9,909	65,553
Total shareholders’ equity	637,197	1,176,310
Total liabilities and shareholders’ equity	$1,918,703	$3,671,232

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands, except per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2006	2007
Cash flows from operating activities
Net income	$16,230	$59,609
Adjustments to reconcile net income to net cash provided by operating activities (inclusive of amounts related to discontinued operations)
Depreciation	21,763	50,158
Amortization of deferred financing costs	3,435	3,166
Amortization of lease premiums and discounts, and other related lease items	(1,542)	(3,493)
Deferred income taxes	805	(3,109)
Accretion of purchase discounts on debt investments	(382)	(405)
Non-cash share based payment expense	6,685	4,046
Cash flow hedges reclassified into earnings	(172)	(2,110)
Realized gain on derivative contract	—	(1,154)
Ineffective portion of cash flow hedges	(858)	(418)
Gain on the sale of flight equipment	(2,240)	(10,219)
Changes in certain assets and liabilities:
Accounts receivable	(3,114)	2,222
Restricted cash and cash equivalents	(21,748)	(22,872)
Other assets	(804)	(2,269)
Accounts payable, accrued expenses and other liabilities	(744)	5,187
Lease rentals received in advance	2,646	3,604
Security deposits and maintenance payments	37,531	67,790
Net cash provided by operating activities	58,979	149,733
Cash flows from investing activities
Acquisition and improvement of flight equipment	(385,433)	(1,070,216)
Disposition of flight equipment held for sale	57,157	34,946
Purchase of debt investments	(92,726)	(15,251)
Margin deposits	—	3,688
Leasehold improvements, furnishings and equipment	(602)	(259)
Aircraft purchase deposits and progress payments	(29,522)	(88,413)
Principal repayments on debt investments	3,589	13,372
Net cash used in investing activities	(447,537)	(1,122,133)
Cash flows from financing activities
Issuance of common shares	38,702	493,056
Issuance of common shares to employees	—	1,216
Repurchase of shares from employees	—	(364)
Proceeds from securitizations	560,000	1,170,000
Credit facility borrowings	294,730	1,009,779
Restricted cash and cash equivalents related to unreleased securitization borrowings	(32,865)	(500,565)
Securitization repayments	—	(10,866)
Credit facility repayments	(522,883)	(1,112,902)
Deferred financing costs	(13,872)	(11,552)
Proceeds from repurchase agreements	75,978	894
Proceeds from terminated cash flow hedges	16,142	8,936
Restricted cash from terminated cash flow hedges	(16,142)	—
Principal repayments on repurchase agreements	(199)	(9,425)
Dividends paid	—	(56,211)
Net cash provided by financing activities	399,591	981,996
Net increase in cash and cash equivalents	11,033	9,596
Cash and cash equivalents at beginning of period	79,943	58,118
Cash and cash equivalents at end of period	$90,976	$67,714